Exhibit 99.1

SAKS INCORPORATED ANNOUNCES APRIL COMPARABLE STORE SALES

	Contact:	Julia Bentley
(865) 981-6243
FOR IMMEDIATE RELEASE		www.saksincorporated.com

Birmingham, Alabama (May 4, 2006)--Retailer Saks Incorporated (NYSE: SKS) (the “Company”) today announced that for the four weeks ended April 29, 2006 compared to the four weeks ended April 30, 2005, total Company comparable store sales increased 2.2% and total sales decreased 40.1%. By segment, comparable store sales increased 8.6% for SDSG and increased 0.8% for SFAE for the month. Sales below are in millions and represent sales from owned departments only.

For the four weeks ended April 29, 2006 compared to the four weeks ended April 30, 2005, owned sales were:

				Comparable
			Total	Increase
	This Year	Last Year	(Decrease)	(Decrease)
SDSG	$63.8	$265.8	(76.0%)	8.6%
SFAE	245.6	250.5	( 2.0%)	0.8%
Total	$309.4	$516.3	(40.1%)	2.2%

Certain promotional events were shifted at both SDSG’s Parisian business and SFAE to correspond to a later Easter (occurring on April 16th this year and on March 27th last year), which were expected to enhance April 2006 comparable store sales. As anticipated, April comparable store sales at Parisian were positively affected by the event shift. However, the event shift did not positively impact SFAE’s April comparable store sales as expected.

Merchandise categories with the best sales performances for SDSG in April were dresses, intimate apparel, women’s moderate sportswear, junior’s apparel, and accessories. Categories with the softest sales performances for SDSG in April were outerwear, home, and men’s furnishings. Categories with the best sales performances for SFAE in April were women’s and men’s contemporary apparel, women’s designer apparel, men’s accessories, handbags, and eveningwear. Categories with the softest performances for SFAE in April were men’s sportswear, shoes, jewelry, and intimate apparel.

(more)

For the first quarter ended April 29, 2006 compared to the quarter ended April 30, 2005, owned sales were:

				Comparable
			Total	Increase
	This Year	Last Year	(Decrease)	(Decrease)
SDSG	$365.6	$840.4	(56.5%)	(1.5%)
SFAE	665.8	699.2	( 4.8%)	(2.2%)
Total	$1,031.4	$1,539.6	(33.0%)	(1.9%)

The Company completed the sale of its SDSG Proffitt’s/McRae’s business to Belk, Inc. effective Midnight on July 2, 2005 and the sale of SDSG’s NDSG business to The Bon-Ton Stores, Inc. effective Midnight on March 4, 2006. Total and comparable store sales above reflect revenues of Proffitt’s/McRae’s and NDSG through those dates. Effective March 5, 2006, SDSG consists of Parisian and Club Libby Lu.

Company Information

Saks Incorporated currently operates Saks Fifth Avenue Enterprises (SFAE), which consists of 55 Saks Fifth Avenue stores, 50 Saks Off 5th stores, and saks.com. The Company also operates 38 Parisian stores and 60 Club Libby Lu specialty stores. In January 2006, the Company announced it is exploring strategic alternatives for Parisian.

Forward-looking Information

The information contained in this press release that addresses future results or expectations is considered “forward-looking” information within the definition of the Federal securities laws. Forward-looking information in this document can be identified through the use of words such as “may,” “will,” “intend,” “plan,” “project,” “expect,” “anticipate,” “should,” “would,” “believe,” “estimate,” “contemplate,” “possible,” and “point.” The forward-looking information is premised on many factors, some of which are outlined below. Actual consolidated results might differ materially from projected forward-looking information if there are any material changes in management’s assumptions.

The forward-looking information and statements are or may be based on a series of projections and estimates and involve risks and uncertainties. These risks and uncertainties include such factors as: the level of consumer spending for apparel and other merchandise carried by the Company and its ability to respond quickly to consumer trends; adequate and stable sources of merchandise; the competitive pricing environment within the department and specialty store industries as well as other retail channels; the effectiveness of planned advertising, marketing, and promotional campaigns; favorable customer response to relationship marketing efforts of proprietary credit card loyalty programs; appropriate inventory management; effective expense control; successful operation of the Company’s proprietary credit card strategic alliance with HSBC Bank Nevada, N.A.; geo-political risks; changes in interest rates; the outcome of the formal investigation by the Securities and Exchange Commission and the inquiry the Company understands has been commenced by the Office of the United States Attorney for the Southern District of New York into the matters that were the subject of the investigations conducted during 2004 and 2005 by the Audit Committee of the Company’s Board of Directors and any related matters that may be under investigation or the subject of inquiry; the ultimate amount of reimbursement to vendors of improperly collected markdown allowances; the ultimate impact of improper timing of recording of inventory markdowns; the ultimate impact of incorrect timing of recording of vendor markdown allowances; the outcome of the shareholder litigation that has been filed relating to the matters that were the subject of the Audit Committee’s initial investigation; the effects of the delay in the filing with the SEC of the Company’s Form 10-K for the fiscal year ended January 29, 2005 and its Quarterly Reports on Form 10-Q for the fiscal quarters ended April 30, 2005 and July 30, 2005; the ability of The Bon-Ton Stores, Inc. to obtain financing to complete its purchase of the Company’s NDSG business; and the success of the Company’s exploration of strategic alternatives for its Parisian business. For additional information regarding these and other risk factors, please refer to Exhibit 99.1 to the Company’s Form 10-K for the fiscal year ended January 28, 2006 filed with the SEC, which may be accessed via EDGAR through the Internet at www.sec.gov.

Management undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events, or otherwise. Persons are advised, however, to consult any further disclosures management makes on related subjects in its reports filed with the SEC and in its press releases.

####